FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@keeneypr.com

ERHC Energy Inc. Reports Fourth Quarter and
Year End Financial Results

HOUSTON, December 14, 2006 - ERHC Energy Inc. (OTCBB: ERHE), an independent oil and gas company with assets in the Gulf of Guinea, today announced its results for the fourth quarter and year ended September 30, 2006.

As of September 30, 2006, ERHC reported cash assets totaling $41 million.

During the three months ended September 30, 2006, ERHC had a net loss of $1,039.670, compared to a net loss of $2,786,906 for the three months ended September 30, 2005. General and administrative expenses during the fourth quarter totaled $1,569,158, a reduction of $1.2 million compared to the same period a year earlier.

For the fiscal year ended September 30, 2006, ERHC had net income of $23.2 million, compared with a net loss of $11.3 million for the fiscal year ended September 30, 2005. The improvement in net income was the result primarily of a $30.1 million net gain from sale of participating interests in Blocks 2, 3 and 4 of the Joint Development Zone (JDZ) and a conversion of $5.7 million in debt to common stock and income tax expenses. For the year, general and administrative expenses were up 29 percent over fiscal year 2005, mostly due to an increase in legal costs.

“Though our successes were overshadowed at times by various challenges, this has been a year in which we made significant strides toward exploiting our assets in the JDZ,” said Nicolae Luca, acting chief executive officer. “With a solid financial position and strong relationships with strategic partners Addax Petroleum and Sinopec, we believe that we are positioned well for the coming year.”

ERHC Energy holds exploration rights in six JDZ blocks, consisting of a 22 percent participating interest in JDZ Block 2, a 10 percent participating interest in JDZ Block 3, a 17.7 percent participating interest in JDZ Block 4, and a 15 percent working interest in JDZ Blocks 5, 6 and 9.

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About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.

Safe Harbor Statement
This press release contains "forward-looking statements," including statements about ERHC Energy Inc.’s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.